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                                                                     EXHIBIT 3.1

              SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                RIVALS.COM, INC.


                                 ARTICLE 1. NAME

        The name of this corporation is Rivals.com, Inc.

                                ARTICLE 2. SHARES

        2.1 AUTHORIZED CAPITAL. This corporation is authorized to issue two (2) classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 75,411,066, consisting of 50,000,000 shares of Common Stock, without par value, and 25,411,066 shares of Preferred Stock, without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock, as set forth below.

        2.2 RIGHTS AND PREFERENCES OF PREFERRED STOCK.

                2.2.1 Designations. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of 4,060,000 shares (the "Series A Stock"). The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of 7,733,613 shares (the "Series B Stock"). The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of 7,350,000 shares (the "Series C Stock"). The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of 1,465,333 shares (the "Series D Stock"). The fifth series of Preferred Stock shall be designated "Series E Preferred Stock" and shall consist of 3,000,000 shares (the "Series E Stock"). The sixth series of Preferred Stock shall be designated "Series F Preferred Stock" and shall consist of 1,802,120 shares (the "Series F Stock").

                2.2.2 Dividends. Dividends shall be declared and set aside for any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock only upon resolution of the Board; provided, that:

                        (a) General. Holders of record of outstanding shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock shall be entitled to receive, out of funds legally available therefor, a noncumulative cash dividend of (i) $0.0225 per annum per share on each outstanding share of Series A Stock, (ii) $0.0945 per annum per share on each outstanding share of Series B Stock, (iii) $0.3186 per annum per share on each outstanding share of Series C Stock, (iv) $1.035 per annum per share on each outstanding share of Series D Stock, (v) $0.92 per annum per share on each outstanding share of Series E Stock and (vi) $1.13 per annum per share on each outstanding share of Series F Stock, if


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and when declared by the Board in its discretion. Such dividend, if and when so declared, shall be paid at such time or times as shall be determined by the Board.

                        (b) Limitation on Other Dividends. The Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock shall be preferred as to the payment of cash dividends, so declared by the Board of Directors, over the Common Stock. No cash dividends shall be declared on the Common Stock unless or until the dividends set forth in Section 2.2.2(a) shall have been paid or declared and set apart for payment and a cash dividend in an amount equal to or greater than the dividend declared on the Common Stock (dividends shall be compared on an as-converted-to-Common Stock basis) shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart, on the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock. In the event that any cash dividends are paid or declared and set apart on any share of Common Stock, an additional dividend shall be paid or declared and set apart with respect to all outstanding shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock (on an as-converted-to-Common Stock basis) in an amount per share equal to the amount paid or declared and set apart for each share of Common Stock.

                2.2.3 Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation or winding up of this corporation, the assets of this corporation available for distribution to its shareholders shall be distributed in the following order and amounts:

                        (a) General

                                (i) First, (A) the holders of shares of Series E
Stock shall be entitled to receive $11.50 for each outstanding share of Series E Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (B) the holders of shares of Series F Stock shall be entitled to receive $14.15 for each outstanding share of Series F Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like); in addition, each such holder shall be entitled to receive any declared but unpaid dividend per share on such outstanding share of Series E Stock and Series F Stock (collectively, such liquidation payment amounts are referred to as the "Parity Liquidation Amount"). If, upon the occurrence of such event, the assets of this corporation shall be insufficient to permit the payment of the full Parity Liquidation Amount, then the assets of this corporation available for distribution shall be distributed ratably among the holders of shares of Series E Stock and Series F Stock, in the same proportions as the aggregate of the Parity Liquidation Amount each such holder would otherwise be entitled to receive bears to the total Parity Liquidation Amount that would otherwise be payable to all such holders.

                                (ii) Second, (A) the holders of shares of Series
A Stock shall be entitled to receive $0.25 for each outstanding share of Series A Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like), (B) the holders of shares of Series B Stock shall be entitled to receive $1.05 for each outstanding share of Series B Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like), (C) the



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holders of shares of Series C Stock shall be entitled to receive $3.54 for each outstanding share of Series C Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like), (D) the holders of shares of Series D Stock shall be entitled to receive $11.50 for each outstanding share of Series D Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like), (E) the holders of shares of Series E Stock shall be entitled to receive an additional $11.50 for each outstanding share of Series E Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (F) the holders of shares of Series F Stock shall be entitled to receive an additional $14.15 for each outstanding share of Series F Stock held by them (as adjusted for stock splits, stock dividends, recapitalizations and the like); in addition, each such holder shall be entitled to receive any declared but unpaid dividend per share on such outstanding share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock (collectively, such liquidation payment amounts are referred to as the "Second Parity Liquidation Amount"). If, upon the occurrence of such event, the assets of this corporation shall be insufficient to permit, upon completion of the distribution required by subsection (i) of this Section 2.2.3(a), the payment of the full Second Parity Liquidation Amount, then the assets of this corporation available for distribution shall be distributed ratably among the holders of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock, in the same proportions as the aggregate of the Second Parity Liquidation Amount each such holder would otherwise be entitled to receive bears to the total Second Parity Liquidation Amount that would otherwise be payable to all such holders.

                                (iii) If, upon completion of the distribution
required by subsection (i) and (ii) of this Section 2.2.3(a), any assets remain in this corporation, then the remaining assets of this corporation available for distribution to shareholders shall be distributed among the holders of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock and Common Stock on a pro rata basis based upon the number of shares of Common Stock held by each (on an as-converted-to-Common Stock basis) until (A) with respect to the holders of Series A Stock, such holders shall have received an aggregate of $1.00 per share (including amounts paid pursuant to subsection
(ii) of this Section 2.2.3(a)), (B) with respect to the holders of Series B Stock, such holders have received an aggregate of $4.20 per share (including amounts paid pursuant to subsection (ii) of this Section 2.2.3(a)), (C) with respect to the holders of Series C Stock, such holders have received an aggregate of $8.85 per share (including amounts paid pursuant to subsection (ii) of this Section 2.2.3(a)), (D) with respect to the holders of Series D Stock, such holders have received an aggregate of $23.00 per share (including amounts paid pursuant to subsection (ii) of this Section 2.2.3 (a)), (E) with respect to the holders of Series E Stock, such holders shall have received an aggregate of $34.50 per share (including amounts paid pursuant to subsections (i) and (ii) of this Section 2.2.3(a)), and (F) with respect to the holders of Series F Stock, such holders shall have received an aggregate of $42.45 per share (including amounts paid pursuant to subsections (i) and (ii) of this Section 2.2.3(a)). If the assets of the corporation available for distribution (upon completion of the distributions required by subsections (i) and (ii) of this Section 2.2.3(a)) shall be insufficient to permit the payment of the full amounts payable to the holders of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock pursuant to this subsection (iii) of this Section

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2.2.3(a), then such assets to be distributed to the holders of shares of Series
A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock pursuant to the foregoing sentence shall be distributed ratably among the holders of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock in the same proportion as the aggregate amount to be distributed to the holders of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock pursuant to the foregoing sentence bears to the maximum amounts payable to such holders pursuant to the foregoing sentence.

                        (b) Limitation. Upon the completion of the distributions contemplated pursuant to Section 2.2.3(a), if assets remain in this corporation, such remaining assets shall be distributed to the holders of any other class or series of Preferred Stock of this corporation having a liquidation preference to the extent of, and in accordance with, such preference, and then the holders of Common Stock shall be entitled to share ratably in the remaining assets of this corporation based on the number of shares of Common Stock held by each of them.

                        (c) Treatment of Consolidations, Mergers and Sales of Assets. The sale of all or substantially all of the assets of this corporation, or the acquisition of this corporation by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which shares of capital stock of this corporation are converted into cash, securities or other property of the acquiring entity or any of its affiliates shall be regarded as a liquidation within the meaning of this Section 2.2.3; provided, however, that each holder of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock shall have the right to elect to receive the benefits of the payment that such holder would be entitled to receive had such holder converted such shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock into shares of Common Stock pursuant to the provisions of Section 2.2.5 or other applicable conversion provisions in lieu of receiving payment in liquidation, dissolution or winding up of this corporation pursuant to this Section 2.2.3; provided, further that this provision shall not apply if the holders of voting capital stock of this corporation immediately prior to such merger, consolidation, share exchange, reorganization or sale of assets beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the capital stock of the corporation resulting from such merger, consolidation, share exchange, reorganization or sale of assets.

                        (d) Distributions Other Than Cash. Whenever the distribution provided for in this Section 2.2.3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

                2.2.4 Voting Power. Except as otherwise expressly provided in
Section 2.2.7, or as required by law, each holder of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock



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into which such holder's shares of Series A Stock, Series B Stock, Series C
Stock, Series D Stock, Series E Stock or Series F Stock could be converted under
Section 2.2.5, at the record date for the determination of shareholders entitled to vote on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. Except as otherwise expressly provided herein or as required by the Washington Business Corporation Act, the holders of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock and Common Stock shall vote together as a single class on all matters.

                2.2.5 Conversion Rights. The holders of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock shall have the following rights with respect to the conversion of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock into shares of Common Stock:

                        (a) General

                                (i) Voluntary Conversion. Each share of Series A
Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock may, at the option of the holder, be converted at any time into such number of fully paid and nonassessable shares of Common Stock as are equal to the Series A Conversion Rate, the Series B Conversion Rate, the Series C Conversion Rate, the Series D Conversion Rate, Series E Conversion Rate or Series F Conversion Rate, as the case may be (determined under Section 2.2.5(b)).

                                (ii) Mandatory Conversion. Each share of Series
A Stock, Series B Stock, Series C Stock and Series D Stock shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent, into the number of shares of Common Stock into which such Series A Stock, Series B Stock, Series C Stock and Series D Stock is convertible pursuant to Section 2.2.5(a)(i) upon the earliest of (A) immediately prior to the closing of a firmly underwritten, public offering by this corporation of shares of Common Stock, registered under the Securities Act of 1933, as amended, in which the aggregate gross offering proceeds to the Company are at least $15,000,000 (before deduction of underwriters' discounts and commissions and expenses of the offering) and the public offering price per share is at least $7.08 (as adjusted for stock splits, stock dividends, recapitalizations and the like), or (B) the consent of or vote by the holders of a majority of the Series A Stock, Series B Stock and Series C Stock then outstanding, voting together as a single class on an as-converted basis, to such conversion. Each share of Series E Stock and Series F Stock shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent, into the number of shares of Common Stock into which such Series E Stock and Series F Stock is convertible pursuant to
Section 2.2.5(a)(i) upon the closing of a firmly underwritten, public offering by this corporation of shares of Common Stock, registered under the Securities Act of 1933, as amended, in which the aggregate gross offering proceeds to the Company are at least



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$40,000,000 (before deduction of underwriters' discounts and commissions and expenses of the offering).

                        (b) Conversion Rate. The conversion rate for Series A Stock in effect at any time (the "Series A Conversion Rate") shall equal $0.25 divided by the Series A Conversion Price (calculated as provided in Section 2.2.5(c)); the conversion rate for Series B Stock in effect at any time (the "Series B Conversion Rate") shall equal $1.05 divided by the Series B Conversion Price (calculated as provided in Section 2.2.5(c)); the conversion rate for Series C Stock in effect at any time (the "Series C Conversion Rate") shall equal $3.54 divided by the Series C Conversion Price (calculated as provided in Section 2.2.5(c)), the conversion rate for Series D Stock in effect at any time (the "Series D Conversion Rate") shall equal $11.50 divided by the Series D Conversion Price (calculated as provided in Section 2.2.5(c)), the conversion rate for Series E Stock in effect at any time (the "Series E Conversion Rate") shall equal $11.50 divided by the Series E Conversion Price (calculated as provided in Section 2.2.5(c)) and the conversion rate for Series F Stock in effect at any time (the "Series F Conversion Rate") shall equal $14.15 divided by the Series F Conversion Price (calculated as provided in Section 2.2.5(c)).

                        (c) Conversion Price. The conversion price for Series A Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $0.25 (the "Series A Conversion Price"); the conversion price for Series B Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $1.05 (the "Series B Conversion Price"); the conversion price for Series C Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $3.54 (the "Series C Conversion Price"), the conversion price for Series D Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $11.50 (the "Series D Conversion Price"), the conversion price for Series E Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $11.50 (the "Series E Conversion Price") and the conversion price for Series E Stock in effect from time to time, except as adjusted in accordance with Section 2.2.5(d), shall be $14.15 (the "Series E Conversion Price").

                        (d) Adjustments to Applicable Conversion Price

                                (i) Extraordinary Common Stock Event. Upon the
happening of an Extraordinary Common Stock Event (as defined below) after the date on which any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock were first issued (the "Purchase Date" with respect to such series), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price and the Series F Conversion Price shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying each of the then effective Series A Conversion Price, the then effective Series B Conversion Price, the then effective Series C Conversion Price, the then effective Series D Conversion Price, the then effective Series E Conversion Price and the then effective Series F Conversion Price by a fraction, the numerator of which shall be the number of shares of



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Common Stock outstanding immediately prior to such Extraordinary Common Stock
Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. "Extraordinary Common Stock Event" shall mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of this corporation, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                                (ii) Issuance of Additional Stock

                                        (A) If this corporation shall issue any
Additional Stock (as defined below) after the Purchase Date for a series without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, shall be adjusted (unless the Purchase Date for such series has not yet occurred or such adjustment is waived by written agreement of the holders of a majority of the outstanding shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock, as the case may be), upon such issuance (except as otherwise provided in this Section 2.2.5(d)(ii)) to a price equal to the quotient obtained by dividing the total computed under clause (1) below by the total computed under clause (2) below as follows:

                                             (1) an amount equal to the sum of
(x) the result obtained by multiplying the number of shares of Common Stock deemed outstanding immediately prior to such issuance (which shall include the actual number of shares outstanding plus all shares issuable upon the conversion or exercise of all outstanding convertible securities, warrants and options) by the Series A Conversion Price then in effect, the Series B Conversion Price then in effect, the Series C Conversion Price then in effect, the Series D Conversion Price then in effect, the Series E Conversion Price then in effect or the Series E then in effect, as the case may be, and (y) the aggregate consideration, if any, received by this corporation upon the issuance of such Additional Stock;

                                             (2) the number of shares of Common
Stock of this corporation outstanding immediately after such issuance (including the shares deemed outstanding as provided above).



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                                        (B) No adjustment of the Series A
Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price shall be made in an amount less than $.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be. Except as provided in Section 2.2.5(d)(i) above or Sections 2.2.5(d)(ii)(E)(3) and (4) below, no adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price above the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, in effect immediately prior to such adjustment.

                                        (C) In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with its issuance and sale.

                                        (D) In the case of the issuance of
Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as determined by the Board irrespective of any accounting treatment.

                                        (E) In the case of the issuance of
options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

                                             (1) the aggregate maximum number of
shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 2.2.5(d)(iii)(C) and (D) above) received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series A Conversion Price, Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;



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                                             (2) the aggregate maximum number of
shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by this corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2.2.5(d)(iii)(C) and (D) above), but no further adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

                                             (3) if such options, rights or
convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to this corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

                                             (4) upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price, the Series E Conversion Price or the Series F Conversion Price, as the case may be, shall promptly be readjusted to such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price or Series F Conversion Price, as the case may be, as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and



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                                             (5) if any such options or rights
shall be issued in connection with the issue and sale of other securities of this corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Board.

                                        (F) "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to Section 2.2.5(d)(ii)(E)) by this corporation after the Purchase Date other than:

                                             (1) Common Stock issued pursuant to
a transaction described in Section 2.2.5(d)(i);

                                             (2) Shares of Common Stock and
options therefor issued to directors, officers, employees or consultants of this corporation pursuant to a stock option, stock purchase, or other equity incentive plan or agreement unanimously approved by the Board (an "Employee Stock Plan");

                                             (3) Common Stock issued or issuable
upon conversion of Preferred Stock;

                                             (4) Common Stock issuable upon
commitments to issue Common Stock, or upon conversion or exercise of options, warrants or notes, outstanding on the Purchase Date;

                                             (5) Such additional securities that
are designated as excluded from the definition of Additional Stock by the written consent of holders of a majority of the then outstanding Preferred Stock; provided however, if the exclusion of such additional securities from the definition of Additional Stock affects the holders of Series E Stock or Series F Stock (the "Series E/F Holders") in a manner different than the other holders of Preferred Stock and adverse to the Series E/F Holders, then the exclusion of such additional securities from the definition of Additional Stock shall also require the written consent of holders of a majority of the then outstanding Series E Stock and Series F Stock;

                                             (6) Common Stock issued pursuant to
a firm commitment underwritten public offering of the Company's securities in which the outstanding shares of Series A Stock, Series B Stock, Series C Stock, Series E Stock or Series F Stock are converted into Common Stock;

                                             (7) Common Stock issued or issuable
upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock issued in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board in which the Company's purpose is other than equity financing; or

                                             (8) Capital stock issued or
issuable in connection with business combinations or corporate partnering agreements approved by the Board in which the Company's principal purpose is other than equity financing.

                                (iii) Adjustment of Series E Conversion Price in
Special Circumstances

                                        (A) Upon the consummation of a firmly
underwritten, public offering by this corporation of shares of Common Stock, registered under the Securities Act of 1933, as amended, if the initial public offering price per share in such offering is less than the Series E Conversion Price in effect immediately prior to such offering, then the Series E Conversion Price shall be adjusted to equal the initial public offering price per share. This special one-time adjustment shall apply only to the Series E Conversion Price.

                                        (B) In the event the corporation, within
one year of the Series E Purchase Date, issues options to purchase Common Stock pursuant to stock grants, option plans, purchase plans or other stock incentive programs or arrangements approved by the Board of Directors (other than employee options authorized and issued pursuant to an acquisition by the corporation of another entity) whereby the shares issuable upon exercise of such options are in excess of the sum of (i) 500,000 shares and (ii) the __________ shares reserved as of the date hereof for issuance (the shares in excess of such sum being hereinafter referred to as the "Excess Shares"), then at such time the Series E Conversion Price shall be adjusted according to the calculation below. This special one-time adjustment shall apply only to the Series E Conversion Price and shall be made, if necessary, on the one year anniversary of the Series E Purchase Date. Excess Shares shall not be deemed to be Additional Stock under this Section 2.2.5(d).

adjusted Series E Conversion Price = Series E Conversion Price in effect immediately prior to adjustment multiplied by Prior Shares (as defined below) and divided by Post Shares (as defined below).

                                        (C) For the purposes of this Section
2.2.5(d)(iii), the following definitions shall apply:


        (1) "Prior Shares" shall mean the number of shares of Common stock outstanding immediately prior to such adjustment, which number of shares shall include (x) all shares of Common Stock issuable, directly or indirectly, upon conversion of all outstanding convertible securities, including all convertible securities issuable upon exercise of outstanding options, warrants or other rights to purchase convertible securities, (y) all shares of Common Stock issuable, directly or indirectly, upon exercise of all outstanding options, warrants or other rights to purchase, directly or indirectly, shares of Common Stock, and
        (z) all shares reserved for issuance under this corporation's stock option, stock purchase and other employee benefit plans, but excluding
        (A) shares covered by clause (y) above, and (B) the Excess Shares.

        (2) "Post Shares" shall mean the sum of the Prior Shares and the Excess Shares.

                        (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock shall be changed into the same or different number of shares of any class or classes of stock of this corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 2.2.5(d)(i) or a merger, consolidation, share exchange or reorganization provided for in Section 2.2.3(c)), then and in each such event the holder of each share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                        (f) Certificate as to Adjustments; Notice by This Corporation. In each case of an adjustment or readjustment of the Series A Conversion Rate, the Series B Conversion Rate, the Series C Conversion Rate, the Series D Conversion Rate, the Series E Conversion Rate or the Series F Conversion Rate, this corporation at its expense will furnish each holder of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock, as the case may be, with a certificate showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

                        (g) Exercise of Conversion Privilege

                                (i) Generally. Promptly after receiving the
certificate representing shares of any Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock being converted, this corporation shall: (A) issue and deliver to the holder of the shares being converted, or, if permitted by applicable securities laws, to the nominee or nominees of such holder, a certificate or certificates as such holder may request for the number of whole shares of Common Stock issuable in accordance with the provisions of this Section 2.2.5 upon the conversion of such shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock, as the case may be, (B) pay to such holder or its nominee any declared but unpaid dividends on the shares being converted and (C) pay to such holder cash, as provided in Section 2.2.5(h), in respect of any fraction of a share of Common Stock issuable upon such conversion. Conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date (as defined below), and at such time, whether or not certificates representing the shares being converted shall have been received by this corporation or its transfer agent, the rights of the holder as holder of the converted shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E

Stock or Series F Stock, as the case may be, shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                                (ii) Voluntary Conversion. Before any holder of
shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock shall be entitled to voluntarily convert such shares to Common Stock pursuant to Section 2.2.5(a)(i), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such shares and, if appropriate, shall give written notice by mail, postage prepaid, addressed to the same location at which the certificate or certificates were or will be surrendered, of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. With respect to a voluntary conversion pursuant to Section 2.2.5(a)(i), the date when written notice of the holder's election to convert is received by this corporation or a transfer agent for the shares to be converted, together with the certificate or certificates representing the shares to be converted, shall be the "Conversion Date."

                                (iii) Mandatory Conversion. Holders of shares of
Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock converted pursuant to the mandatory conversion provisions of
Section 2.2.5(a)(ii) shall promptly surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for such shares and, if other than the record holder of the converted shares, shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Whether or not such certificate or certificates have been so surrendered, with respect to mandatory conversions pursuant to Section 2.2.5(a)(ii), the dates specified in Section 2.2.5(a)(ii) for automatic conversion shall be the "Conversion Date."

                        (h) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock, but this corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock being converted at any one time by any holder thereof, not upon each share of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock being converted.

                        (i) Partial Conversion. In the event some but not all of the shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock represented by a certificate or certificates surrendered by a holder are converted, this corporation shall execute and deliver to or on the order of the holder, at the expense of this corporation, a new certificate representing the shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock that were not converted.

                        (j) Reservation of Common Stock. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock, this corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                2.2.6 No Reissuance of Stock. No share or shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock converted, purchased or otherwise acquired by this corporation shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which this corporation shall be authorized to issue. This corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Series F Stock, as the case may be, accordingly.

                2.2.7 Protective Limitations. (a) Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, this corporation shall not, without the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of Series A Stock, Series B Stock and Series C Stock, voting together as a single class:

                                (i) authorize or issue (or obligate itself to
authorize or issue) any security of this corporation senior to or on a parity with the Series A Stock, Series B Stock, Series C Stock or Series D Stock as stated by the terms hereof;

                                (ii) increase the number of authorized shares of
any class or series of capital stock of this corporation;

                                (iii) amend or waive any provision of this
corporation's articles of incorporation or bylaws if such amendment or waiver would have a material adverse effect on the rights, preferences or privileges of the Series A Stock, Series B Stock or Series C Stock;

                                (iv) sell, lease, convey or otherwise dispose of
all or substantially all of its assets, or effect any merger or consolidation with another corporation (other than a merger or consolidation in which the holders of a majority of the voting power of this corporation's capital stock immediately prior to such merger or consolidation own more than fifty percent (50%) of the combined voting power of the capital stock of the corporation resulting from such merger or consolidation);

                                (v) pay or declare any dividends on any shares
of capital stock of this corporation;

                                (vi) increase the size of the Board;

                                (vii) take any action which would result in
taxation to the holders of Preferred Stock under Section 305 of the Internal Revenue Code;

                                (viii) redeem, purchase or otherwise acquire (or
pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

                                (ix) enter into any agreement in which any
officer or director has a material interest other than in the ordinary course of business, without the unanimous approval of the Board of Directors of the Company; or

                                (x) effect any voluntarily dissolution or
liquidation of the Company, or any voluntary bankruptcy filing.

                        (b) Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, this corporation shall not, without the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of Series E Stock and Series F Stock, voting together as a single class:

                                (i) amend or repeal any provision of, or add any
provision to, this corporation's articles of incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series E Stock or the Series F Stock;

                                (ii) authorize any other equity security,
including any other security convertible into or exercisable for any equity security, in each case having any preference or priority as to dividends, liquidation, redemption or voting superior to or on a parity with any such preference or priority of the Series E Stock or the Series F Stock;

                                (iii) effect a reclassification or
recapitalization of any outstanding shares of Preferred Stock or Common Stock into shares having any preference or priority as to dividends or liquidation superior to or on a parity with any such preference or priority of the Series E Stock or the Series F Stock;

                                (iv) enter into any agreement or transaction
with any founder, officer or director of the Company other than in the ordinary course of business and on an arm's length basis;

                                (v) issue debt securities in excess of the net
worth of the corporation; or

                                (vi) declare or pay a dividend on the
corporation's Common Stock (other than a dividend payable solely in shares of the Common Stock).

                        (c) Except as expressly provided herein or as required by law, this corporation shall not amend its articles of incorporation or bylaws in a manner which affects any series of Preferred Stock materially and adversely as compared to any other series of Preferred Stock without the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of such adversely affected series of Preferred Stock.

                2.2.8 Notices of Record Date. In the event of:

                        (a) any capital reorganization of this corporation, any reclassification or recapitalization of the capital stock of this corporation, any merger or consolidation of this corporation, or any transfer of all or substantially all of the assets of this corporation, or

                        (b) any voluntary or involuntary dissolution, liquidation or winding up of this corporation,

then and in each such event this corporation shall mail or deliver or cause to be mailed or delivered to each holder of Series A Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock or Stock F Stock a notice specifying (i) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (ii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed or delivered at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

                     ARTICLE 3. REGISTERED OFFICE AND AGENT

        The name of the registered agent of this corporation and the address of its registered office are as follows:

                           Corporation Service Company
                                1010 Union Ave SE
                                Olympia, WA 98501

                          ARTICLE 4. PREEMPTIVE RIGHTS

        No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                          ARTICLE 5. CUMULATIVE VOTING

        The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

                              ARTICLE 6. DIRECTORS

        Subject to the provisions of Section 2.2.7, the number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

                                ARTICLE 7. BYLAWS

        Subject to the provisions of Section 2.2.7, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. Subject to the provisions of Section 2.2.7, the shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.

               ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION

        Subject to the provisions of Section 2.2.7, this corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act, and the rights of the shareholders of this corporation are granted subject to this reservation.

                   ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

        To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                         ARTICLE 10. SHAREHOLDER ACTIONS

        Any action required or permitted to be taken at a meeting of shareholders of the Company may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, provided that at the time the action is taken the Company is not a Public Company (as defined in the Washington Business Corporation Act, as amended, the "Act"). Notice of the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be given to those shareholders entitled to vote on the action who have not consented in writing and such notice shall be deemed effective (in the manner described below) no fewer than one day before the effective date of the action, except where longer notice is required under the Act. The notice shall be in writing and may be transmitted by: mail, private carrier or personal delivery; telegraph or teletype; telephone, wire or wireless equipment which transmits a facsimile of the notice; or by any other means permitted by the Act. Written notice shall be effective as provided in
Section 23B.01.410 of the Act (specifically including paragraph 5(a) thereof) or any successor provisions thereto.


                         ARTICLE 11. VOTING BY MAJORITY

        The shareholders shall be permitted to take action by the affirmative vote of shareholders entitled to vote on an action holding a majority-in-interest to the fullest extent permitted under RCW 23B.07.270(3).

        IN WITNESS WHEREOF, these Sixth Amended and Restated Articles of Incorporation of Rivals.com, Inc. are executed by said corporation by its duly authorized officer.

Dated: January 28, 2000
                                       RIVALS.COM, INC.

                                       By:
                                          ------------------------------------
                                          James C. Heckman, Jr.
                                          President

                             CERTIFICATE OF OFFICER

                                       OF

                                RIVALS.COM, INC.


        Pursuant to the provisions of RCW 23B.10.070, the Sixth Amended and Restated Articles of Incorporation of Rivals.com, Inc., a Washington corporation (the "Corporation"), are hereby submitted for filing.

        1.      The name of record of the Corporation is Rivals.com, Inc.

        2. The Articles of Incorporation of the Corporation, as amended to date, are amended and restated in their entirety and replaced with the Sixth Amended and Restated Articles of Incorporation of the Corporation (the "Restated Articles") in the form attached hereto as Exhibit A.

        3. The Restated Articles were approved by the Board of Directors of the Corporation effective January ___, 2000, pursuant to RCW 23B.10.020 and RCW 23B.10.050 and by the holders of at least a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company and the holders of at least a majority of the outstanding shares of Common Stock of the Company in accordance with the Articles of Incorporation of the Corporation and the provisions of RCW 23B.10.030 and RCW 23B.10.040 of the Washington Business Corporation Act.

        IN WITNESS WHEREOF, the undersigned certifies that he is the Chief Executive Officer and President of the Corporation and has executed these Sixth Amended and Restated Articles of Incorporation this 28th day of January, 2000.


                                       RIVALS.COM, INC.

                                       By:
                                          ------------------------------------
                                          James C. Heckman, Jr.
                                          Chief Executive Officer and President